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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
July 1, 2013
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The Walt Disney Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11605	95-4545390
(Commission File Number)	(IRS Employer Identification No.)

500 South Buena Vista Street
Burbank, California	91521
(Address of principal executive offices)	(Zip Code)

(818) 560-1000
(Registrant's telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(e) On July 1, 2013, the Company amended the Amended and Restated Employment Agreement with Robert A. Iger dated as of October 6, 2013 (the “Agreement”), to extend the period under which Mr. Iger would serve as Chief Executive Officer to June 30, 2016, the end of the Agreement's term. Prior to amendment, the Agreement had provided that Mr. Iger's service as Chief Executive Officer would end on March 31, 2015, and that from that date until June 30, 2016, he would serve only as Executive Chairman.

The amendment provides that Mr. Iger's annual compensation for the extended period he will serve as Chief Executive Officer will be determined on the same basis as his annual compensation as Chief Executive Officer was determined prior to the amendment. Specifically, in addition to his annual salary which remains unchanged, the amendment states that the target annual incentive under the Company's Management Incentive Bonus Program and the target equity award value for fiscal year 2016 will be the same as those that apply for fiscal year 2015.

The amendment also specifies the provisions of his existing agreement will be applied recognizing that there is no Executive Chairman period separate from Mr. Iger's tenure as CEO, and that vesting provisions for restricted stock units and options, and exercise periods for options, that applied in connection with a termination date occurring during the period that he would have served only as Executive Chairman (that is, from April 1, 2015) will continue to apply.

The amendment of Mr. Iger's agreement is attached as Exhibits 10.1 to this Report and is incorporated herein by reference.

Item 9.01 Exhibits

Exhibit 10.1	Amendment dated July 1, 2013 to the Amended and Restated Employment Agreement, dated as of October 6, 2011, between the Company and Robert A. Iger

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company

By:	/s/ Roger J. Patterson
Roger J. Patterson
Associate General Counsel and Assistant Secretary
Registered In-House Counsel
Dated: July 1, 2013

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